Exhibit 99.1
NEWS RELEASE

CONTACT:
Fern Lazar/David Carey                          Michael Jorgensen
President                                       Executive VP, CFO
Lazar Partners Ltd.                             DOBI Medical International, Inc.
420 Lexington Avenue, Suite 442                 201-760-6464
New York, NY 10170                              Fax: 201-760-8860
212-867-1762 Phone                              www.dobimedical.com
212-867-0856 Fax                                Trading Symbol: DBMI.OB
www.lazarpartners.com

               DOBI MEDICAL INTERNATIONAL COMPLETES $10.5 MILLION
                          PRIVATE PLACEMENT TRANSACTION


MAHWAH, NJ, MARCH 30, 2005 - DOBI Medical International, Inc. (DBMI.OB) announced that today it completed a private placement with a group of institutional and other investors for 21,000,000 shares of its common stock at a purchase price of $.50 per share, for expected gross proceeds of $10,500,000, and net proceeds of approximately $9,665,000. Investors will also receive 5,250,000 five-year warrants to purchase shares of common stock at an exercise price of $.75 per share, and 5,250,000 five-year warrants to purchase shares of common stock at an exercise price of $1.25. After giving effect to the shares of common stock issued upon completion of the transaction, the Company's issued and outstanding common shares total 65,257,155 shares.

C.E. Unterberg, Towbin LLC acted as the placement agent for the offering.

Proceeds of the transaction will be used primarily to complete the Company's clinical trial research study as the final step in its Pre-Market Approval application to the FDA for the ComfortScan(TM) breast imaging system. Additionally it will be used to support continuing product development and international sales and marketing efforts.

Phillip C. Thomas, President and Chief Executive Officer of DOBI Medical International, said, "We are pleased to welcome a new and broad-based group of institutional investors who we believe will contribute valuable support to the Company as we move ahead. We expect this financing will provide sufficient capital to fund our continuing operations into the first half of 2006."

The securities sold in the private placement have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. As part of the transaction, the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission within 30 days for purposes of registering the resale of the shares of common stock (including shares into which warrants are exercisable) issued in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The Company also reduced the conversion price of its Series A Preferred Stock from $1.78 per share to $1.31 per share.

Greenberg Traurig, LLP acted as counsel for DOBI Medical International, Inc. in this transaction.

ABOUT DOBI MEDICAL INTERNATIONAL, INC.

DOBI Medical is a microcap, developmental stage, medical imaging company working to create a new means for the improved diagnosis of cancer through the detection of abnormal vascularization ("angiogenesis") associated with tumors. DOBI Medical International's first application of the technology is the ComfortScan system, a gentle, noninvasive, and non-ionizing, optical imaging system designed to assist physicians in the detection and management of breast cancer. The ComfortScan system is intended to achieve this by providing new, physiology-based imagery of abnormal vascularization in the breast that are not readily available today. The ComfortScan system has its CE Mark and UL for international sales, and DOBI Medical is a certified ISO 9001:2000 and ISO 13485 company. The ComfortScan system is not yet commercially available in the U.S. as it is limited by U.S. law to investigational use until approved by the FDA, which cannot be guaranteed.




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CAUTIONARY STATEMENT FOR FORWARD-LOOKING STATEMENTS


Statements contained in this press release may contain information that includes or is based upon certain "forward-looking statements" relating to our business. These forward-looking statements represent management's current judgment and assumptions, and can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are frequently accompanied by the use of such words as "anticipates," "plans," "believes," "expects," "projects," "intends," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, including without limitation, those relating to our ability to timely and successfully complete our patient clinical trials; our ability to timely and successfully complete and submit our premarket approval application to the FDA; the timely and final approval by the FDA of our ComfortScan system as a adjunct to mammography, which approval in the U.S. cannot be assured; the success of our product development and research efforts; our ability to timely meet U. S. and foreign government laws and industry standards; our ability to meet U.S. and foreign medical device quality regulation standards required to maintain our CE Mark and our ISO, UL and FDA export certifications; our ability to timely deliver our products into international markets; the acceptance and use of our ComfortScan system by physicians, imaging clinics, and patients; and our ability to obtain third party reimbursement from U.S. and foreign government and private payers.

Any one of these or other risks, uncertainties, other factors, or any inaccurate assumptions may cause actual results to be materially different from those described herein or elsewhere by us. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in our filings from time to time with the U.S. Securities and Exchange Commission, which we strongly urge you to read and consider, including our 2004 Annual Report on Form 10-KSB, which may be accessed from our website at www.dobimedical.com. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and elsewhere in our reports filed with the U.S. Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.